exhibit 99.1

                     ADDVANTAGE TECHNOLOGIES GROUP REPORTS
              PRELIMINARY FOURTH QUARTER AND FISCAL 2005 RESULTS
                                       - - -
                 Record Fourth Quarter Revenue and Net Income
                                       - - -

     Broken Arrow, Oklahoma, November 7, 2005--ADDvantage Technologies Group, Inc. (AMEX:AEY), announced today that it expects revenue to be in the range of $15.5 to $16 million for the fourth quarter ended September 30, 2005, compared to $11.4 million for the same period last year. Net income for the fourth quarter is anticipated to be approximately $1.5 million, or $0.15 per diluted share, compared to $0.9 million, or $0.09 per diluted share, for the fourth quarter 2004.

The Company anticipates fiscal 2005 revenue to be approximately $50 million compared to 2004 revenues of $47 million. Net income for fiscal 2005 is expected to be approximately $4.9 million, or $0.49 per diluted share, compare to $4.6 million, or $0.46 per diluted share, for fiscal 2004.

Ken Chymiak, President and Chief Executive Officer of ADDvantage, commented, "We are pleased with our preliminary fourth quarter and fiscal 2005 financial results. In the fourth quarter, we experienced significant revenue growth due to our TULSAT subsidiarys agreement with Scientific Atlanta to be the master stocking distributor to the U.S. and Latin America for certain cable television equipment products. Additionally, approximately $1.2 million of revenue in the fourth quarter is attributed to the active hurricane season, and the acquisition of Jones Broadband International. We look forward to presenting our final results next month and maintaining our strong growth in fiscal 2006 and beyond."

All of the anticipated results described in this pre-announcement are preliminary only and are subject to completion of customary closing and review procedures by management and the Companys independent auditors. The Company plans to release its fourth quarter and fiscal 2005 financial results by mid-December.


The information in this announcement may include forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements. These statements are subject to risks and uncertainties which could cause actual results and developments to differ materially from these statements. A complete discussion of these risks and uncertainties is contained in the Companys reports and documents filed from time to time with the Securities and Exchange Commission.


                                           KCSA Worldwide
Company Contact:                           Michael Cimini / Garth Russell
Ken Chymiak       (9l8) 25l-2887           (212) 896-1233 / (212) 896-1250
David Chymiak     (9l8) 25l-2887           mcimini@kcsa.com / grussell@kcsa.com